Exhibit 10.7

Second AMENDMENT TO Lease

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into between Durham HOPSON ROAD, LLC, a Delaware limited liability company (“Landlord”), and NOVAN, INC., a Delaware corporation (“Tenant”), with reference to the following:

A. Landlord and Tenant entered into that certain Lease dated August 17, 2015 as amended by that First Amendment to Lease dated January 6, 2016 (collectively, the “Lease”), covering approximately 51,350 rentable square feet (the “Premises”) in that certain office building located at 4105 Hopson Road, Durham, North Carolina (the “Building”).

B. Landlord and Tenant now desire to further amend the Lease as set forth below.  Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Tenant’s Insurance.  Article 10.3.2 of the Lease is hereby deleted in its entirety and replaced with the following:

“10.3.2    Property Insurance covering (i) all office furniture, business and trade fixtures (including storage tanks and fixed storage facilities in and around the Premises), office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, and (ii) any improvements or alterations made by Tenant after the Rent Commencement Date for Phase 2 which Landlord informs Tenant at the time of approval of such work that the improvements or alterations are not covered by Landlord’s property insurance policy.  Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion.”

2. Broker.  Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this Amendment.  Tenant agrees to indemnify and save Landlord harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments due, owing, or made to a broker purportedly representing Tenant in connection with this Amendment.

3. Execution of Counterparts.  This Amendment may be executed in multiple counterparts, each counterpart being executed by less than all of the parties hereto, and shall be equally effective as if a single original had been signed by all parties; but all such counterparts shall be deemed to constitute a single agreement, and this Amendment shall not be or become effective unless and until each of the signatory parties below has signed at least one such counterpart and caused the counterpart so executed to be delivered to both of the other parties.

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4. Authority.  Each individual signing this Amendment on behalf of any party hereto represents that he or she has full right, power and authority to enter into this Amendment and to bind such party for which he or she purports to sign this Amendment.

5. Binding Agreement.  This Amendment is binding upon and shall inure to the benefit of all parties hereto, and to their respective heirs, executors, administrators, predecessors, successors, assigns, parents and subsidiary corporations, divisions, officers, directors, partners, agents, attorneys, and employees, as applicable.

6. Ratification.  Except as expressly or by necessary implication amended or modified hereby, the terms of the Lease are hereby ratified, confirmed and continued in full force and effect.

[Signatures to follow]

LANDLORD AND TENANT enter into this Amendment as of the Effective Date specified below Landlord’s signature.

LANDLORD:		TENANT:

DURHAM HOPSON ROAD, LLC,		NOVAN, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Jamison N. Peschel	By:	/s/ Jeff N. Hunter
Name:	Jamison N. Peschel	Name:	Jeff N. Hunter
Its:	Authorized Signatory	Its:	Corporate Secretary

Effective date:  September 12, 2016